Exhibit 99.2

Takeda - TiGenix Acquisition
Frequently Asked Questions (FAQs) for Employees

This FAQ document was developed to help inform TiGenix employees about the proposed take-over by Takeda. This document is for internal use only and should not be distributed or used externally. Any inquiries that you receive from reporters, analysts, business partners or other parties should be forwarded to Claudia Jimenez.

1.                   Why does Takeda intend to acquire TiGenix?

This acquisition would, among other matters, expand Takeda’s late stage gastroenterology (GI) pipeline with both the US rights to Cx601 as well as the full rights to new indications of Cx601. GI is a core therapeutic area at Takeda.

2.                   How will TiGenix enhance Takeda’s business?

This acquisition expands Takeda’s late stage gastroenterology (GI) pipeline with both the US rights to Cx601 as well as the full rights to new indications of Cx601. In addition, TiGenix’ proprietary allogeneic stem cell platforms and expertise enhance Takeda’s stem cell capabilities, which may present future R&D opportunities.

3.                   What does this transaction mean to me as an employee?

It is still early to know how the transaction will affect each of us. The process is expected to take various months. TiGenix’ management will be working closely with the people of Takeda that will be nominated to prepare the integration during this process and will keep all employees informed as best as possible.

4.                   Will TiGenix’ organizational structure change as a result of the transaction?

This potential acquisition is a process that is expected to take various months. During this period nothing will change dramatically. We will continue to run the company the way we were doing, while keeping Takeda informed about our operations. If the transaction finally takes place, then Takeda will take over and decide how the company should be organized and how it will be integrated into their current structure. We do not yet have a clear view on the plans of Takeda for the future in the event that the acquisition happens but TiGenix’ management will be working closely with the people of Takeda that will be nominated to prepare the future and will keep all employees informed as best as possible.

5.                   What do I do if someone from Takeda contacts me about the transaction or beyond our existing collaboration in the framework of the license agreement?

In that case, please remind them that until the transaction closes both companies must operate independently and notify An Moonen or Eduardo Bravo.

6.                   Where should I go with questions?

If you have questions that are not addressed within the FAQ document, please discuss with An Moonen or Eduardo Bravo. Please keep in mind that many details will not be available until after the close of the transaction or during the integration process that will follow.

7.                   How will employees get updates on the transaction?

Throughout the transaction, it is a priority to keep employees informed and Eduardo as CEO will make sure that information is shared as it becomes available and free to be shared. As a start, there will be two Town Hall meetings: one on Friday January 5th at 10:00am and another on Monday January 8th at 10:00am, at the cafeteria on the 4th floor, where he will do his best to try to address as many questions as possible given the limited amount of information that we have at this stage.

More details and information about Takeda’s takeover bid will be set out in the takeover prospectus of Takeda, as well as in the response memorandum to be prepared by our Board of Directors, to be approved by the Belgian Financial Services and Markets Authority, as well as the related U.S. tender offer document and solicitation/recommendation statement to be filed with the

U.S. Securities and Exchange Commission. Eduardo will let us know when these documents are published and made available in or through our website.

8.                   What should I do if I get a call from the media?

As always, any media or analyst inquiries should be redirected to Corporate Communications. Inquiries specific to this announcement should be sent to Claudia Jiménez.

9.                   When was the media informed of the transaction?

The announcement email to employees was distributed in parallel with the distribution of the press release. It is always a top priority to keep employees informed while meeting our obligations regarding public disclosure of material information.

10.            How will the senior management teams at Takeda and TiGenix change after the transaction?

Until the transaction closes, the companies will work as separate entities. Following the close of the transaction, Takeda will evaluate business needs and work together with TiGenix’ leadership and the integration team to build a structure best suited to ensure future success. Both companies are committed to a fair and transparent process, and following all appropriate information and consultation requirements (if legally necessary) before making any proposals on future structure and leadership.

11.            Is Takeda likely to use TiGenix’ current manufacturing facilities?

Until the transaction closes, we will continue to operate as two separate companies, though there are certain things we cannot do without Takeda’s consent, and our current manufacturing infrastructure will remain unchanged. We expect that the integration team will look closely at all company operations, including manufacturing.

12.            How will TiGenix’ R&D be integrated with Takeda’s?

Until the transaction closes, we will continue to operate as two separate companies, though there are certain things we cannot do without Takeda’s consent, and our current R&D infrastructure will remain unchanged. We expect that the integration team will look closely at all company operations, including R&D, and decide on the most appropriate structure and focus for the future.

13.            Can I discuss the transaction with customers and business partners? How will the transaction affect our relationship with them?

Unless it is required under an existing contract, you should not be pro-active and reach out to anyone regarding the offer. However, if you receive any in-bound questions, then you should forward them to An Moonen or Eduardo Bravo, and we will repond with a pre-agreed statement. Certain communications relating to the transaction are covered by SEC regulations and you should not speak to anyone outside the company about the transaction before it closes.

14.            What happens if the transaction does not take place in the end?

Should the transaction finally not happen, we will be back to TiGenix as a completely independent company as we are now.

Forward-looking information

This communication may contain forward-looking statements and estimates with respect to the anticipated future performance of TiGenix and the market in which it operates and statements regarding the expected consummation of the tender offer, which involves a number of risks and uncertainties, including the satisfaction of closing conditions for the tender offer, the possibility that the transaction will not be completed, the impact of general economic, industry, market or political conditions, and the other risks and uncertainties discussed in TiGenix’ public filings with the SEC, including the “Risk Factors” section of TiGenix’ Form 20-F filed on April 6, 2017, as well as the tender offer documents to be filed by Takeda (the “Offeror”) and the solicitation/recommendation statement to be filed by TiGenix. Certain of these statements, forecasts and estimates can be recognised by the use of words such as, without limitation, “believes”, “anticipates”, “expects”, “intends”, “plans”, “seeks”, “estimates”, “may”, “will” and “continue” and similar expressions. They include all matters that are not historical facts. Such statements, forecasts and estimates are based on various assumptions and assessments of known and unknown risks, uncertainties and other factors, which were deemed reasonable when made but may or may not prove to be correct. Actual events are difficult to predict and may depend upon factors that are beyond TiGenix’ control. Therefore, actual results, the financial condition, performance, timing or achievements of TiGenix, or industry results, may turn out to be materially different from any future results, performance, or achievements expressed or implied by such statements, forecasts and estimates. Given these uncertainties, no representations are made as to the accuracy or fairness of such forward-looking statements, forecasts and estimates. Furthermore, forward-looking statements, forecasts and estimates only speak as of the date of this communication. The Offeror and TiGenix disclaim any obligation to update any such forward-looking statement, forecast or estimates to reflect any change in TiGenix’ expectations with regard thereto, or any change in events, conditions or circumstances on which any such statement, forecast or estimate is based, except to the extent required by Belgian law.

Disclaimer

This communication does not constitute an offer to purchase securities of TiGenix nor a solicitation by anyone in any jurisdiction in respect of such securities, any vote or approval. If the Offeror decides to proceed with an offer to purchase TiGenix’ securities through a public tender offer, such offer will and can only be made on the basis of an approved offer document by the FSMA and tender offer documents filed with the U.S. Securities and Exchange Commission (“SEC”), which holders of TiGenix’ securities should read as they will contain important information. This communication is not a substitute for such offer documents. Neither this communication nor any other information in respect of the matters contained herein may be supplied in any jurisdiction where a registration, qualification or any other obligation is in force or would be with regard to the content hereof or thereof. Any failure to comply with these restrictions may constitute a violation of the financial laws and regulations in such jurisdictions. The Offeror, TiGenix and their respective affiliates explicitly decline any liability for breach of these restrictions by any person.

Important Additional Information for U.S. Investors

The voluntary takeover bid described herein has not yet commenced. This communication is for informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell any securities of TiGenix.

At the time the voluntary public takeover bid is commenced, shareholders of TiGenix are urged to read the offer documents which will be available at www.sec.gov. At the time the voluntary public takeover bid is commenced, it shall be comprised of two separate offers — (i) an offer for all securities with voting rights or giving access to voting rights, issued by TiGenix (except for ADSs) (the “Securities”), in accordance with the applicable law in Belgium, and (ii) an offer to holders of TiGenix’ American Depositary Shares issued by Deutsche Bank Trust Company Americas acting as depositary (“ADSs”), and to holders of Securities who are resident in the U.S. in accordance with applicable U.S. law (the “U.S. Offer”).

The U.S. Offer will only be made pursuant to an offer to purchase and related materials. At the time the U.S. Offer is commenced, the Offeror will file, or cause to be filed, a tender offer statement on Schedule TO with the SEC and thereafter, TiGenix will file a solicitation/recommendation statement on Schedule 14D-9, in each case with respect to the U.S. Offer.

Holders of TiGenix ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are urged to carefully review the documents relating to the U.S. Offer that will be filed by the Offeror with the SEC since these documents will contain important information, including the terms and conditions of the U.S. Offer. Holders of TiGenix’ ADSs and Securities subject to the U.S. Offer who wish to participate in the U.S. Offer, are also urged to read the related solicitation/recommendation statement on Schedule 14D-9 that will be filed with the SEC by TiGenix relating to the U.S. Offer. You may obtain a free copy of these documents after they have been filed with the SEC, and other documents filed by TiGenix and the Offeror with the SEC, at the SEC’s website at www.sec.gov. In addition to the offer and certain other tender offer documents, as well as the solicitation/recommendation statement, TiGenix files reports and other information with the SEC. You may read and copy any reports or other information filed by TiGenix at the SEC Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. TiGenix’ filings at the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

YOU SHOULD READ THE FILINGS MADE BY THE OFFEROR AND TIGENIX WITH THE SEC CAREFULLY BEFORE MAKING A DECISION CONCERNING THE U.S. OFFER.